Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of TFS Financial Corporation and subsidiaries:

Registration Statement No. 333-152176 on Form S-8

Registration Statement No. 333-142248 on Form S-8

of our reports dated November 25, 2008, relating to the consolidated financial statements of TFS Financial Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for employee benefit plans to conform to Statement of Financial Accounting Standards No. 158 in 2006), and the effectiveness of TFS Financial Corporation and subsidiaries’ internal control over financial reporting as of September 30, 2008, appearing in this Annual Report on Form 10-K of TFS Financial Corporation and subsidiaries for the year ended September 30, 2008.

/s/ Deloitte & Touche LLP

Cleveland, OH

November 25, 2008